Exhibit 10.1

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

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In the Matter of	)	Order No.:	SE-08-012
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)
BANKUNITED FINANCIAL	)
CORPORATION	)	Effective Date: September 19, 2008
Coral Gables, Florida	)
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OTS Docket No. H-2451)
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ORDER TO CEASE AND DESIST

WHEREAS, BankUnited Financial Corporation, Coral Gables, Florida, OTS Docket No. H-2451 (Holding Company), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director), is authorized to issue Orders to Cease and Desist where a savings association holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Capital Plan.

1. The Board has previously submitted to the Regional Director for review and non-objection, (a) a written plan to preserve and enhance the capital of the Holding Company and its wholly owned savings association subsidiary, BankUnited, FSB, Coral Gables, Florida, OTS Docket No. 08045 (Association) (Capital Augmentation Plan), and (b) a written alternative capital strategy to be implemented in the event the capital raising efforts in the Capital Augmentation Plan are unsuccessful (together, Capital Plan). Upon receipt of the Regional Director’s written non-objection, the Board shall adopt and implement the Capital Plan. The Board shall review the Holding Company’s implementation of the Capital Plan and the status of the Holding Company’s capital raising efforts on a monthly basis. The Board shall ensure that its review is fully detailed in the appropriate monthly Board meeting minutes. The Board shall ensure that the Association’s Board of Directors is provided with a monthly update on the status of the Holding Company’s compliance with the Capital Plan and related capital raising efforts. A copy of the Board meeting minutes, including any reports, documents, or information reviewed by the Board, shall be provided to the Regional Director within thirty (30) days after the date of each monthly Board meeting.

Dividends.

2. Effective immediately, the Holding Company shall neither accept nor request that the Association make or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.134, or commit to make or pay dividends or any other capital distributions, without receiving the prior written approval of the Regional Director. The Holding Company’s written request for such approval should be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

Management Changes.

3. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H, 12 C.F.R. §§ 563.550 through 563.590.

Employment Contracts and Compensation Arrangements.

4. Effective immediately, the Holding Company shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Holding Company, unless it first provides the OTS with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the OTS shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

Severance and Indemnification Payments.

5. Effective immediately, the Holding Company shall not make any golden parachute payment1 or prohibited indemnification payment2 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

[1]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
[2]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

Debt Limitations.

6. Effective immediately, the Holding Company shall not incur, issue, renew, or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity, without at least thirty (30) days prior written notice to and receipt of written non-objection from the OTS.

Association Order to Cease and Desist.

7. The Board shall ensure that the Association complies with all the terms of its Order to Cease and Desist entered into with the OTS, dated September 19, 2008.

Effective Date, Incorporation of Stipulation.

8. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

9. This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

10. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

11. The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

12. All submissions, including progress reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

13. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

a.	To the OTS:

John E. Ryan, Regional Director

Office of Thrift Supervision

1475 Peachtree St., NE

Atlanta, Georgia 30309; and

b.	To the Corporation:

Board of Directors

BankUnited Financial Corporation

255 Alhambra Circle

Penthouse

Coral Gables, FL 33134-7411.

No Violations Authorized.

14. Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ John E. Ryan
John E. Ryan
Southeast Regional Director

Date: See Effective Date on page 1

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